Exhibit 10.1

February 11, 2016

Eric Rey

[Address]

Re:	Consulting Services, Separation Agreement and Release

Dear Eric:

As discussed, you and Arcadia Biosciences, Inc. (“Arcadia” or the “Company”) have mutually agreed that your employment with Arcadia shall terminate effective as of March 1, 2016 (the “Termination Date”). The purpose of this Consulting Services, Separation Agreement and Release letter (“Agreement”) is to set forth the terms and conditions of your consulting services and the specific separation benefits that Arcadia will provide you in exchange for your agreement to the terms and conditions of this Agreement. You and Arcadia agree that for the purpose of determining severance benefits, the termination of your employment shall be deemed a termination without cause pursuant to the Severance and Change in Control Agreement between you and the Company executed on May 11, 2015 (“2015 Severance Agreement”), and that the benefits set forth in Sections 2(a)-(d) and 3(a) of this Agreement are merely restating the termination without cause benefits of the 2015 Severance Agreement (and this Agreement is not intended to provide a double recovery of the same benefits). To the extent there is any inconsistency between this Agreement and the 2015 Severance Agreement, this Agreement shall govern and control.

By your signature below, you agree to the following terms and conditions:

1. End of Employment and Consultant Service Period.

a. End of Employment. You agree that you will cease to be President and Chief Executive Officer of the Company effective as of February 11, 2016, and that as of that date you also ceased to be a member of the Board of Directors of the Company (the “Board”). The Company has agreed, however, that your employment as an employee with Arcadia will terminate on the Termination Date. After February 11, 2016, you will not hold yourself out as representing the Company or otherwise attempt to bind the Company to any contractual arrangements. You acknowledge that you will reasonably cooperate in removing yourself from any role in the Company or in any affiliated entity of the Company.

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com

b. Consulting Services. Following your Termination Date, you will continue to be available to perform services for the Company (if requested by the Company) as a consultant to the Company. Your consulting relationship with the Company will continue until March 1, 2017; provided that either you or the Company may end your consulting relationship at any time, for any reason, and provided further that you and the Company may agree to continue your consulting relationship beyond March 1, 2017 by entering into a new written consulting agreement with the Company. The period from the Termination Date through March 1, 2017 or, if earlier, the last day of your service as a consultant to the Company, is referred to herein as the “Consultant Service Period”. During the Consultant Service Period, you will be expected to permit the Company to learn about and use your knowledge, expertise, and experience gained during your employment and advise and assist the Company in the training and orientation of your replacement. The Company shall have the right to consult with you, upon reasonable advance notice, for up to 10 hours each calendar month during the Consultant Service Period, provided that such consulting services shall not unreasonably interfere with your then-current activities, and you shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner, notwithstanding your personal and other business commitments. The Company knows, understands and agrees that you may perform the consulting services under this Agreement off-site, by e-mail and/or by telephone and that your presence on-site is not required to perform the consulting services; provided further, however, upon reasonable request by the Company, you agree to participate in on-site meetings periodically with the Company management or staff as part of performance of your consulting services. Your consulting services shall in no way prohibit or otherwise impair your right and ability to find and commence alternative employment or to provide consulting services to another organization (subject to any existing confidentiality and nonsolicit obligations you owe to the Company, which shall be modified appropriately to reflect the fact that you may serve as a consultant or employee to other entities during the Consultant Service Period). You will be fully indemnified by the Company and you will be covered by the Company’s Director’s & Officers liability insurance coverage to the maximum extent permitted by law for any services that you may be asked to render during the Consultant Service Period.

c. Consulting Compensation. You will be compensated during the Consultant Service Period for your services rendered at the rate of $500/hour. Your services as a Consultant may be requested only by the Company’s President and CEO (or any Interim President and CEO), the Replacement President and CEO, or the Board. During the Consultant Service Period, you shall continue to vest with respect to any outstanding options to purchase common stock of the Company, and Arcadia agrees that if Arcadia terminates the Consultant Service Period prior to the date that you become fully vested in your outstanding options to purchase common stock of the Company, then your outstanding unvested options to purchase common stock of the Company shall fully vest as of the date that the Consultant Service Period ends.

d. Reimbursement of Consulting Expenses. Pursuant to and in accordance with the Company expense policies then in effect, the Company shall promptly reimburse you, upon receipt of reasonable documentation, for all out-of-pocket expenses necessarily incurred by you, including reasonable expenses for travel and accommodations (but, in each case, only to the extent that you have been requested or authorized, in accordance with the terms hereof, to incur such expenses in relation to your consulting services) for the purpose of providing any consulting services required hereunder.

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com

e. Status as a Consultant. You will not be, and will not be treated as, an employee of the Company for any purpose with respect to such consulting services, including for purposes of any of the Company’s benefit plans. You acknowledge and agree that as a consultant, you will be an independent contractor to the Company.

2. Accrued Benefits.

a. Upon your receipt of your final paycheck on the Termination Date, which will include payment for services for the final payroll period through the Termination Date, you will have received all wages owed to you by virtue of your employment with Arcadia or termination thereof.

b. Upon your receipt of payment in the amount of $62,885, less required deductions and withholding, which represents payment for 327 hours of accrued and unused vacation or personal-time-off as of the Termination Date at your regular rate, you will have received all other accrued compensation owed to you by virtue of your employment with Arcadia.

c. You acknowledge and agree and the Company agrees that you will be reimbursed for business expenses consistent with Company policy and practice. You will submit any receipts for unreimbursed business expenses within 30 days of the Termination Date.

d. The COBRA period for continuation of your insurance coverage under Arcadia’s group plans will begin on the first day of the month immediately following the Termination Date. Information regarding your right to elect COBRA coverage will be sent to you via separate letter. Your rights to COBRA continuation coverage are set forth in the 2015 Severance Agreement, Section 3(a)(iii).

e. You are not eligible for any other payments or benefits by virtue of your employment with Arcadia or termination thereof except for those expressly described in this Agreement. You will receive the payments described in this Sections 2(a)-(c) whether or not you sign this Agreement. You will receive the COBRA continuation benefit (other than as required by law) described in Section 2(d) and the separation pay described in Sections 3 of this Agreement only if (i) you sign this Agreement and do not revoke it as permitted below, and (ii) you do not violate any of the terms and conditions set forth in this Agreement. All payments and benefits described in this Agreement are subject to payroll taxes, withholdings, and deductions.

3. Separation Pay and Benefits. Specifically in consideration of your signing this Agreement, both in connection with the Termination Date, and subject to the limitations, obligations, and other provisions contained in this Agreement, Arcadia agrees to:

a. pay you severance as set forth in the 2015 Severance Agreement, Section 3(a)(ii) (the “Cash Severance”);

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com

b. extend the post-termination exercise period on all of your outstanding options to purchase common stock of the Company (each an “Option” and collectively, the “Options”) to the original expiration date of the Option (i.e., 10 years from the date of grant) and such Options shall not terminate earlier as a result of your termination of continuous service with the Company; and

c. pay you a cash bonus for calendar year 2015 of $60,000, which you acknowledge and agree is in full payment of any bonus payments under the Company’s bonus plans or programs to which you may be entitled, which bonus will be paid the first payroll period following receipt by the Company of your executed copy of this Agreement and the termination of any revocation period.

4. Release of Claims. Specifically in consideration of the separation pay, extension of the post-termination exercise period on your Options, benefits, consulting services arrangement, and other good and valuable consideration, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. You hereby do release and forever discharge the “Released Parties” (as defined in Section 4.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Arcadia, or the termination of that employment or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for any of the following:

•	wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits;

•	defamation of any kind including, but not limited to, libel, slander; invasion of privacy; negligence; emotional distress; breach of express, implied or oral contract; estoppel; fraud; intentional or negligent misrepresentation; breach of any implied covenants; wrongful prosecution; assault or battery; negligent hiring, supervision or retention;

•	wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment);

•	violation of any of the following:

•	the United States Constitution;

•	the California Fair Employment and Housing Act,, Cal. Gov’t Code § 12900 et seq.;

•	the California Labor Code;

•	the California Business and Professions Code;

•	Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq.;

•	the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.;

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com

•	the Older Workers Benefit Protection Act, 29 U.S.C. § 623 et seq.;

•	Civil Rights Act of 1866, 42 U.S.C. § 1981;

•	Civil Rights Act of 1991, 42 U.S.C. § 1981a;

•	the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.;

•	the Genetic Information Nondiscrimination Act of 2008;

•	the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq.;

•	the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.;

•	the National Labor Relations Act, 29 U.S.C. § 151 et seq.;

•	the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.;

•	the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.;

•	the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; or

•	any other federal, state or local statute prohibiting discrimination in employment or granting rights to you arising out of the employment relationship with Arcadia or termination thereof;

•	any claim for retaliation; and

•	any claim for discrimination or harassment based on sex, race, color, religion, age, national origin, disability, genetic information, or any other legally-protected class.

c. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with Arcadia.

d. You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k), pension, or profit sharing, or other Company benefit plan by virtue of your employment with Arcadia, (ii) any rights or claims arising under the Company’s short term disability or long-term disability plans, (iii) any rights or claims that may arise after the Effective Date, (iv) the post-employment separation pay and benefits specifically promised to you in Section 2 or 3 of this Agreement and non-disparagement covenant set forth in Section 7(c) of this Agreement, (v) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (vi) the right to apply for state unemployment compensation benefits, (vi) the right to file a charge of discrimination with a governmental agency such as the Equal Employment Opportunity Commission (although you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf) or to testify, assist, or participate in an investigation, hearing, or proceeding conducted by such an agency, or (vii) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). For the avoidance of doubt, you are not releasing your common law, contractual, statutory or other rights to indemnification or coverage under the Company’s Director & Officer liability insurance policy or under your indemnification agreement dated March 24, 2015, arising from, or in connection with, your employment with, or service as an officer or director of, Arcadia, or in connection with your performance of consulting services hereunder.

e. The “Released Parties,” as used in this Agreement, shall mean Arcadia and its related and affiliated entities and subsidiaries, and its and their present and former officers, directors, shareholders, trustees, employees, agents, insurers, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities.

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com

5. Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Arcadia are the sole property of Arcadia. You agree and represent that, by 15 days after the Termination Date, (a) you will have returned to Arcadia all of its property (whether or not confidential or proprietary), including but not limited to, all customer records, and all Arcadia documents, materials, emails, and texts concerning Arcadia from any and all personal media (including, but not limited to, personal computers, Blackberries, PDA’s, cell phones, etc.), whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, and (b) following your returning of all the above-described property, you then deleted or otherwise destroyed all Arcadia-related information, including deleting such information from all your personal media.

6. Confidential and Proprietary Information. You acknowledge and agree that you have had access in your employment with Arcadia to confidential and proprietary information of Arcadia and further acknowledge and agree that the release or disclosure of any confidential or proprietary information will cause Arcadia irreparable injury. You acknowledge that you have not used or disclosed (other than for Arcadia’s sole benefit during your employment with Arcadia), and agree that you will not at any time use or disclose, directly or indirectly, to any other entity or person, any confidential or proprietary information of Arcadia, unless such information becomes publicly known other than through your breach of this Agreement, either directly or indirectly. ,. For purposes of this Agreement, the term “confidential or proprietary information” will include, but not be limited to, customer lists and information pertaining to customer lists; contact lists; and information about the personal or business affairs of Arcadia’s customers, vendors, or employees. You acknowledge and agree that you continue to be bound by the Employee Confidential Information and Inventions Agreement dated August 14, 2003 between you and the Company (“Confidential Information Agreement”), a copy of which is attached here to as Exhibit A.

7. Confidentiality; Non-Solicitation and Nondisparagement.

a. Unless such information becomes publicly known other than through your breach of this Agreement, either directly or indirectly, you promise and agree not to discuss or disclose, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents or terms of this Agreement, or (ii) the substance and/or nature of any dispute between Arcadia and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as required by law unless such information becomes public other than through breach of this Agreement by you, either directly or indirectly.

b. For the one year period following your Termination Date, you shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on your own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company or any of the Company’s affiliates on whom you called or with whom you became acquainted during your employment. You represent that you (i) are familiar with the foregoing

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com covenant not to solicit, and (ii) are fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

c. You agree that your obligation under paragraph b above includes in particular your agreement that during Consultant Service Period, you will not consult for Intrexon, Inc. in connection with its transactions, existing or proposed, with the Company; provided that nothing herein restricts your ability to work with any company on matters not involving the Company.

d. You promise and agree not to make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, regarding the Released Parties (as defined in Section 4.e.) to any person or organization whatsoever. Arcadia shall direct the executive officers and directors of Arcadia not to make, or induce any other person to make, derogatory or disparaging statements of any kind, oral or written, regarding you in a manner likely to be harmful to your business or personal reputation.

e. Nothing in this Section or elsewhere in this Agreement will limit (i) your or Arcadia’s obligation to give truthful testimony or information to a court or governmental agency when required to do so by subpoena, court order, law, or administrative regulation (including but not limited to making truthful statements in public filings as required by applicable law), or (ii) your legal right to testify, assist, or participate in an investigation, hearing or proceeding conducted regarding a charge of discrimination filed with a governmental agency; provided, however, that you will not voluntarily assist or aid any other party in connection with any claims adverse to Arcadia.

8. Cooperation. In further consideration for the Cash Severance and other severance benefits described in this Agreement, you agree you will, at Arcadia’s request and upon reasonable notice:

a. Answer Arcadia’s reasonable business-related inquiries within your knowledge and related to your employment with Arcadia.

b. Provide assistance to, and fully cooperate with, Arcadia in connection with any claim, investigation, dispute, litigation, or proceeding arising out of matters within your knowledge and related to your employment with Arcadia at mutually agreeable times and places. Your cooperation will include, but not be limited to, providing truthful information, declarations, and/or statements to Arcadia, meeting with attorneys or other representatives of Arcadia, and preparing for and giving depositions or testimony. You agree to promptly notify Arcadia as immediately as possible if you are subpoenaed or otherwise required or asked to testify in any proceeding involving Arcadia. Arcadia agrees to reimburse you for your reasonable expenses associated with any such cooperation, including reimbursing you for your reasonable and documented time spent providing such assistance at the same hourly rate as you will receive for consulting services.

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com

9. Remedies. If you breach any term of this Agreement, Arcadia will be entitled to its available legal and equitable remedies. If Arcadia breaches any term of this Agreement, you will be entitled to your available legal and equitable remedies.

10. Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as an admission by Arcadia or you of any liability or unlawful conduct whatsoever. Arcadia and you specifically deny any liability or unlawful conduct.

11. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of Arcadia. For the avoidance of doubt, in the event of your death, any payments or benefits that you become entitled to under this Agreement will be paid or provided to your estate. The rights and obligations of this Agreement will inure to the successors and assigns of Arcadia.

12. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term will be severed and all other terms of this Agreement will remain in effect.

13. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California.

14. Full Agreement. This Agreement contains the full agreement between you and Arcadia and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties; except that notwithstanding the foregoing, at all times in the future, you will remain bound by the Confidential Information Agreement.

15. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 4, and understand that the release of claims is a full and final release of all claims you may have against Arcadia and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

16. Certain Information and Representations. You hereby represent and warrant that you are unaware of (1) any claims that have been threatened or asserted against the Company that are not already known to in-house legal counsel or (2) any fraud or suspected fraud involving the Company, management or other employees.

17. Legal Fees. Arcadia shall pay your reasonable attorney’s fees and costs incurred by legal counsel chosen by you in connection with negotiating and finalizing this Agreement, provided that such fees and costs do not exceed $10,000.

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18. Section 409A. The severance benefits and other payments payable under this Agreement are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and any state law of similar effect (collectively “Section 409A”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Severance benefits shall not commence until you incur a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). If such exemptions, however, are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death.

Thank you for your service to Arcadia. We wish you well in your future endeavors.

Sincerely,

ARCADIA BIOSCIENCES, INC.

/s/ Darby Shupp

By:	Darby Shupp
Chairman of the Board

202 Cousteau Place • Suite 105 • Davis, CA 95618 • Tel: 530-756-7077 • Fax: 530-756-7027 • Web: www.arcadiabio.com

ACKNOWLEDGMENT AND SIGNATURE

You have up to 21 days after receipt of this Agreement within which to review it and to discuss it with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have 7 days after you have signed this Agreement during which time you may revoke this Agreement. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to Wendy S. Neal, Vice President & Chief Legal Officer, at 4222 East Thomas Road, Suite 320, Phoenix, AZ 85018, no later than the close of business on the 7th day after you sign this Agreement. Because of the revocation period, you understand that this Agreement shall not become effective or enforceable until the 8th day after the date you sign this Agreement upon the condition that you shall not have revoked this Agreement during the 7-day revocation period. Before signing this Agreement, you should make sure that you understand what you are signing, what benefits you are receiving, and what rights you are giving up, including your rights under the Age Discrimination in Employment Act.

By signing below, I, Eric Rey, acknowledge and agree to all of the following:

•	I have had adequate time to consider whether to sign this Consulting Services, Separation Agreement and Release.

•	I have read this Consulting Services, Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Consulting Services, Separation Agreement and Release.

•	I am knowingly and voluntarily releasing my claims against Arcadia and the other persons and entities defined as the Released Parties, except to the extent otherwise provided in Section 4.d. of the Agreement.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by Arcadia except as for those specifically set forth in this Consulting Services, Separation Agreement and Release.

•	I intend this Consulting Services, Separation Agreement and Release to be legally binding.

•	I am signing this Consulting Services, Separation Agreement and Release on or after the Termination Date.

Accepted and agreed this      day of February, 2016.

Eric Rey

ATTACHMENT A

CONFIDENTIAL INFORMATION AGREEMENT

ARCADIA BIOSCIENCES, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTIONS AGREEMENT

In partial consideration and as a condition of my employment or continued employment with Arcadia Biosciences, Inc., (which together with any parent, subsidiary, affiliate, or successor is hereinafter referred to as the “Company”), and effective as of the date that my employment with the Company first commenced, I hereby agree as follows:

1.	Noncompetition.

During my employment with the Company, I will perform for the Company such duties as it may designate from time to time and will devote my full time and best efforts to the business of the Company and will not, without prior written approval of (i) an officer of the Company if I am not an executive officer of the Company or (ii) the Board of Directors of the Company if I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer, or competitor of the Company.

2.	Nonsolicitation.

During the term of my employment by the Company, and for twelve months thereafter, I shall not directly or indirectly, either alone or in concert with others, without the prior written consent of the Company, solicit, recruit, encourage or induce any employees, directors, consultants, contractors or subcontractors of the Company to leave the employ of the Company, either on my own behalf or on behalf of any other person or entity.

3.	Confidentiality Obligation.

I will hold all Company Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Company employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of the Company. “Confidential Information” is all patient health information, information related to any aspect of the business of the Company which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of technical nature or otherwise. Confidential Information includes inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, complications, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, mask works, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, lists of names or classes of customers or personnel, list of suppliers, business plans, business opportunities, or financial statements.

Further I acknowledge that patients provide personal information with the expectation that it will be kept confidential and used only by authorized persons as necessary. As such, I shall and agree that I must treat all services provided to patients as private and confidential. All personally identifiable information which may be provided by patients or regarding medical services provided to patients, which the employee may be given access to while employed or affiliated with the Company and in whatever form such information may exist, including oral, written, printed photographic and electronic formats (collectively, the “Patient Health Information (PHI)”) is strictly confidential and is protected by federal and state laws and regulations that prohibit its unauthorized use or disclosure.

Further, I agree that, except as authorized in connection with assigned duties, I will not at any time use, access or disclose any PHI to any person (including but not limited to coworkers, friends and family members). I understand that this obligation remains in fall force during the entire term of my employment and continues in effect after such employment terminates.

I acknowledge that I may be required to read, recognize and comply with additional legal confidentiality requirements as required by the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

4.	Information of Others.

I will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. I will honor, and comply and act in accordance with, the terms and conditions of any and every agreement entered into by the Company whereby the Company has agreed to keep confidential the proprietary information of others. I will not, during my employment with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto the Company’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.

5.	Company Property.

All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, or other materials, including copies and in whatever form, relating to the business of the Company that I possess or create as a result of my Company employment, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of my employment, I will promptly deliver all such materials to the Company and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit A.

6.	Ownership of Inventions.

All inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developments, processes, techniques, improvements, and related know-how (including anything that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure) which results from work performed by me, alone or with others, on behalf of the Company or from access to the Company Confidential Information or property whether or not patentable, copyrightable, or qualified for mask work protection (collectively “Inventions”) shall be the property of the Company, unless otherwise documented by prior agreement in writing, and, to the extent permitted by law, shall be “works made for hire.”

I hereby assign and agree to assign to the Company or its designee, without further consideration my entire right, title, and interest in and to all Inventions, other than those described in Paragraph 7 of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions. I will disclose promptly and in writing to the individual designated by the Company or to my immediate supervisor all Inventions which I have made or reduced to practice. During my employment and for four years after, I will assist the Company (at its expense) to obtain and enforce patents, copyrights, mask work rights, and other forms of intellectual property protection on Inventions.

7.	Excluded Inventions.

Attached as Exhibit J3 is a list of all inventions, improvements, and original works of authorship which I desire to exclude from this Agreement, each of which has been made or reduced to practice by me prior to my employment by the Company

8.	Patent Applications.

If the Company files an original United States patent application covering any invention of which I am a named inventor, I will receive an inventor’s fee of $100.

9.	Prior Contracts.

I represent that there are no other contracts to assign inventions that are now in existence between any other person or entity and me, unless otherwise noted in writing. I further represent that I have no other employments, consultancies, or undertakings which would restrict and impair my performance of this Agreement.

10.	Agreements with the United States Government and Other Third Parties.

I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

11.	No Employment Agreement.

I agree that unless specifically provided in another writing signed by me and an officer of the Company, my employment by the Company is not for a definite period of time. Rather, my employment relationship with the Company is one of employment at will and my continued employment is not obligatory by either myself or the Company.

12.	Miscellaneous.

12.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona excluding those laws that direct the application of the laws of another jurisdiction.

12.2 Enforcement. If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent for the parties to the extent possible. In any event, all other provisions for this Agreement, shall be deemed valid, and enforceable to the full extent possible.

12.3 Injunctive Relief; Consent to Jurisdiction. I acknowledge and agree that damages will not be an adequate remedy in the event of a breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I herby submit myself to the jurisdiction and venue of the courts of the State of Arizona for purposes of any such action. I further agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of the Company.

12.4 Mediation. I further agree that the Company, at its option, may elect to submit any dispute or controversy arising out of or related to this Agreement to mediation and that I will be required to participate in this mediation in good faith. The mediation will take place in Arizona utilizing a mediator mutually acceptable to all Parties. In the event the Parties cannot agree on a mediator, each Party will chose a mediator and these two mediators will in turn choose a third mediator to mediate the controversy. The mediator mediating the controversy shall have experience in mediating the issues which are the subject of the mediation and shall be independent of both Parties.

12.5 Attorney’s Fees. If any party seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non prevailing party shall pay all costs and expenses of the prevailing party.

12.6 Waiver. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

12.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives, and assigns of the parties.

12.8 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

12.9 Entire Agreement; Modifications. This Employee Confidential Information and Inventions Agreement, together with the terms of the Company Employee Personnel Manual, contain the entire agreement between the Company and the undersigned employee concerning the subject matter contained therein and supersede any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

IN WITNESS WHEREOF, I have executed this document as of the 14th day of August 2003.

RECEIPT ACKNOWLEDGED:

ARCADIA BIOSCIENCES, INC.

/s/ Steven Brandwein
By:	Steven F. Brandwein
Title:	VP Finance & Administration

/s/ Eric J. Rey
Employee Name — Printed

EXHIBIT A

ARCADIA BIOSCIENCES, INC.

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Arcadia Biosciences, Inc., its subsidiaries, affiliates, successors, or assigns, or its customers, vendors, consultants or other parties (together, the “Company”)

I further certify that I have complied with all the terms of the Company’s Employee Confidential, Information and Inventions Agreement signed by me, including at the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that , in compliance with the Employee Confidential Information and Inventions Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Employee Confidential Information and Inventions Agreement) of the Company or of any of its customers, vendors, consultants, or other parties with which it does business.

Date:

Employee’s Signature

Type/Print Employee’s Name

EXHIBIT B

(Excluded Inventions, Improvements, and

Original Works of Authorship)

Title	Date	Identifying Number Or Brief Description